EXHIBIT (ii)




INDEPENDENT AUDITOR'S REPORT



The Partners
Bluegrass Corporate Centers III and IV Partners
Louisville, Kentucky


We have audited the accompanying balance sheets of Bluegrass Corporate Centers III and IV Partners as of December 31, 1994 and 1993, and the related statements of operations, partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bluegrass Corporate Centers III and IV Partners as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




/s/ CARPENTER & MOUNTJOY, PSC
Louisville, Kentucky
February 1, 1995


BLUEGRASS CORPORATE CENTERS III AND IV PARTNERS
BALANCE SHEETS


                                         December 31,
ASSETS                                1994            1993

Property And Improvements-
  Notes A and B
  Land                             $   441,515     $   441,515
  Buildings and improvements         5,015,745       5,002,302
                                   -----------     -----------
                                     5,457,260       5,443,817
  Less accumulated                   3,602,951       3,277,908
    depreciation                   -----------     -----------
                                     1,854,309       2,165,909

Other Assets
  Cash and equivalents-Note F          238,030         298,368

  Accounts receivable                    ---             9,320

  Other current assets                  21,806           5,566
  Deferred assets, net of
    accumulated amortization-
    Note A                             111,223          19,916
                                   -----------     -----------
                                       371,059         333,170
                                   -----------     -----------

                                   $ 2,225,368     $ 2,499,079
                                   ===========     ===========

LIABILITIES AND PARTNERS'
DEFICIT

Debt-Note B                        $ 2,789,129     $ 2,805,488

Other Liabilities
  Accounts payable- Note D               6,937           1,984
  Accrued interest                      17,663          24,280
  Unearned rent                         12,046          12,183
  Security deposits                     33,714          32,408
                                   -----------     -----------

                                        70,360          70,855

Partners' Deficit                     (634,121)       (377,264)
                                   -----------     -----------

                                   $ 2,225,368     $ 2,499,079
                                   ===========     ===========

See notes to financial statements.


BLUEGRASS CORPORATE CENTERS III AND IV PARTNERS
STATEMENTS OF OPERATIONS


                               Year ended December 31,
                                 1994            1993

Revenues                      $   767,402     $   725,552

Operating Expenses
  Depreciation expense            325,042         337,760
  Interest expense                241,197         295,145
  Repairs and maintenance          64,349          66,373
  Property taxes                   41,592          35,688
  Management fee                   34,166          32,167

  Amortization                     22,755          36,451
  Utilities                        16,504          16,450
  Leasing fees                     14,776          23,758
  Insurance                         9,210           8,921
  Professional fees                 4,194           5,193
  Miscellaneous expenses            2,399           1,928
                              -----------     -----------
                                  776,184         859,834
                              -----------     -----------

     Loss from operations          (8,782)       (134,282)

Other Income

  Interest income                     746           1,993
  Other                             1,179           4,124
                              -----------     -----------
     Total other income             1,925           6,117
                              -----------     -----------

     Net loss                 $    (6,857)    $  (128,165)
                              ===========     ===========


See notes to financial statements.


BLUEGRASS CORPORATE CENTERS III AND IV PARTNERS
STATEMENTS OF PARTNERS' DEFICIT

                                    Years ended December 31, 1994 and 1993

                                                 Sturgeon-
                                    LHI           Thornton
                                Development      Bluegrass
                                    Inc.          Partners         Total
Partners' Deficit at December
  31, 1992                        $ (108,616)    $  (140,483)    $ (249,099)

1993 Net loss                       (121,102)         (7,063)      (128,165)
                                  ----------      ----------     ----------

Partners' Deficit at December
  31, 1993                          (229,718)       (147,546)      (377,264)

1994 Net loss                        (24,062)         17,205         (6,857)

1994 Distributions                  (200,000)        (50,000)      (250,000)
                                  ----------      ----------     ----------
Partners' Deficit at December
  31, 1994                        $ (453,780)     $ (180,341)    $ (634,121)
                                  ==========      ==========     ==========


See notes to financial statements.




BLUEGRASS CORPORATE CENTERS III AND IV PARTNERS
STATEMENTS OF OPERATIONS

                                 Year ended December 31,
                                   1994           1993
Cash Flows From Operating
  Activities
  Net loss                      $   (6,857)     $ (128,165)
  Adjustments to reconcile
    net loss to cash
provided
    by operating activities:
    Depreciation and
      amortization                  347,797        374,211

  Changes in assets and
    liabilities:
    Deferred assets                (108,784)         ---
    Other assets                    (12,197)        25,409
    Other liabilities                  (495)       (39,293)
                                 ----------     ----------
       Total adjustments            226,321        360,327

  Net cash provided by
    operating activities            219,464        232,162


Cash Flows From Investing
  Activities
  Purchase of fixed assets          (13,443)       (19,215)

Cash Flows From Financing
  Activities
  Principal payments on
long-                            (2,805,488)       (72,500)
   term debt
  Proceeds from long-term
   debt refinancing               2,789,129          ---

  Distributions to partners        (250,000)         ---
                                 ----------     ----------
  Net Cash used in financing
    activities                     (266,359)       (72,500)


Net increase (decrease) in
  cash and equivalents              (60,338)       140,447

Cash and equivalents at
   beginning of year                298,368        157,921
                                 ----------     ----------
Cash and equivalents at end
  of year                        $  238,030     $  298,368
                                 ==========     ==========



BLUEGRASS CORPORATE CENTERS III AND IV PARTNERS
NOTES TO FINANCIAL STATEMENTS

December 31, 1994 and 1993


NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Partnership Activities: The Partnership derives its revenues from the leasing of commercial office building space in Louisville, Kentucky.

Accounts Receivable: Accounts receivable consist of rents due from tenants. The partnership considers all of these to be collectible and as such, no allowance has been recorded on the books.

Building and Improvements: Property is recorded at cost with depreciation provided over its estimated useful lives using the straight-line method.

Deferred Assets: Deferred leasing commissions and capitalized leasing costs are being amortized over the life of the related lease using the straight-line method. Loan costs are being amortized over the life of the note. At December 31, 1994 and 1993, deferred assets consisted of the following:

                                   1994        1993

Capitalized leasing costs       $   1,341     $   1,341
Deferred leasing commissions       18,133        17,124
Deferred loan costs               150,056        41,273
                                ---------     ---------
                                  169,530        59,738
Less accumulated amortization     (58,307)      (39,822)
                                ---------     ---------
                                $ 111,223     $  19,916
                                =========     =========


Statement of Cash Flows: For purposes of the statement of cash flows, the Partnership considers all short-term highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash paid for interest was $241,197 and $295,145 for 1994 and 1993, respectively.

Continued


BLUEGRASS CORPORATE CENTERS III AND IV PARTNERS
NOTES TO FINANCIAL STATEMENTS-CONTINUED

December 31, 1994 and 1993


NOTE B--LONG-TERM DEBT

Long-term debt consists of the following:

                                            December 31
                                        1994             1993
9.75% mortgage note payable due
in monthly installments of
$11,528, including interest.
Note refinanced on April 25,
1994.                                 $    ---        $ 1,022,639


10.75% mortgage note payable
due in monthly installments of
$19,687, including interest.
Note refinanced on April 25,
1994.                                      ---          1,782,849

7.6% mortgage note payable due
in monthly installments of
$26,582, including interest.
Final lump sum payment due
April 25, 2001.                         2,789,129           ---
                                      -----------     -----------
                                      $ 2,789,129     $ 2,805,488
                                      ===========     ===========


Maturities on long-term debt
are as follows:
     1995                         $   110,526
     1996                             119,224

     1997                             128,608
     1998                             138,730
     1999                             149,648
     2000 and thereafter            2,142,393
                                  -----------
                                  $ 2,789,129
                                  ===========


NOTE C--INCOME TAXES

Income taxes on net earnings are payable by the partners pursuant to the provision of Subchapter K of the Internal Revenue Code. Accordingly, no provision has been made for income taxes.





Continued


BLUEGRASS CORPORATE CENTERS III AND IV PARTNERS
NOTES TO FINANCIAL STATEMENTS-CONTINUED

December 31, 1994 and 1993


NOTE D--TRANSACTIONS WITH RELATED PARTIES

The Partnership has entered into a building management contract with Sturgeon and Associates to manage the project. The owner of Sturgeon and Associates is also a partner of Sturgeon-Thornton Bluegrass Partners, which is a 20% partner in the Partnership. The management fee, which amounted to $34,166 and $32,167 for 1994 and 1993, respectively, is 4.5% of the monthly gross rents collected. The Partnership also pays leasing commissions to Sturgeon and Associates at 3.5% on new tenant leases and 1.5% on renewal. These commissions amounted to $14,776 for 1994 and $23,758 for 1993.

Another related party is a tenant of the Partnership and paid rent of $2,667 in 1994 and $8,000 in 1993. The lease expired April 30, 1994 and was not renewed.

Included in accounts payable at December 31, 1994 is a payable to Sturgeon and Associates of $3,600.


NOTE E--FUTURE MINIMUM RENTALS

At December 31, 1994, the Partnership had the following future minimum rentals under noncancellable operating leases, not including renewal options or any re-leasing:

Year ended December 31,
     1995                            $  614,028
     1996                               372,652
     1997                               212,174
     1998                               107,536
     1999                                28,800
     2000 and thereafter                 12,000
                                    -----------
                                    $ 1,347,190
                                    ===========

Continued

BLUEGRASS CORPORATE CENTERS III AND IV PARTNERS
NOTES TO FINANCIAL STATEMENTS-CONTINUED

December 31, 1994 and 1993


NOTE F--CONCENTRATIONS OF CREDIT RISK

Cash is insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At December 31, 1994, the Company had bank balances exceeding individual FDIC insurance limits as follows:



                                                                           Amount
                             Financial                                   in Excess
                             Statement     Reconciling       Bank          of FDIC
                              Balance         Items         Balance      Insurance
Cash deposit in
excess of FDIC insurance
limit                         $  238,030    $    5,841      $  243,921    $  143,921
                            ===========     ==========     ==========     ==========



BLUEGRASS CORPORATE CENTER
Estimated Pro Forma Statement
of Net Operating Income
(Unaudited)



      The Estimated Pro Forma Statement of Net Operating Income represents the amount of estimated income which would be realized by the Registrant during twelve months of ownership of the Property, based upon the assumptions set forth in the accompanying notes (See Note 1).

 Revenue:
   Rental Income                     $815,000
   Other Income                         7,000
                                     --------
 Total Revenues                      $822,000
                                     --------


   Property Operating                  71,000
   Utilities                           17,000
   Real Estate Taxes                   44,000
   Depreciation (See
     Note 2)                          104,000
   Insurance                           10,000
   Management Fee (See
     Note 3)                           33,000
   Repairs and Maintenance            119,000

   Interest (See Note 4)              213,000

   Administration and
     Other                              7,000
                                     --------
 Total Expenses                       618,000
                                     --------
 Pro Forma Revenue in
   Excess of Expenses                $204,000
                                     ========
 Pro Forma Funds from
 Operations (See Note 5)             $308,000
                                     ========



The accompanying notes are an integral part of the estimated pro forma statement.

Bluegrass Corporate Center
Notes to Estimated Pro Forma Statement


1) This statement does not propose to forecast actual operating results for any period in the future and thus, the following assumptions may not be valid for future years and actual results may differ. These statements should be read in conjunction with the Statement of Revenue and Certain Expenses for the year ended December 31, 1994 which were modified by Management for known changes in revenues and expenses associated with the Registrant's ownership of the Property in order to estimate the pro forma statement.

2) Depreciation expense which represents a non-cash expenditure has been included for informational purposes only. Depreciation is calculated on a depreciable basis of approximately $4,160,000 using the straight line method based on a useful life of 40 years.

3) The Property will be managed by an unaffiliated third party for initial management fee of 4.0% of gross revenues.

4) The Bluegrass Corporate Center serves as collateral for a nonrecourse first mortgage loan in the amount of approximately $2,707,000 which bears interest at a fixed rate of 8%, matures on April 25, 2001, and requires monthly payments of principal and interest based upon a twenty year amortization schedule. The loan requires a balloon payment for the remaining unpaid principal balance upon its maturity.

5) Funds From Operations (or "FFO") has been provided in the Pro Forma Statement as supplemental information to the property's projected operating results. FFO is used by the real estate investment trust industry as a measure of a property's performance and is defined as net operating income from a property's operations, plus certain non-cash items including depreciation and amortization and excluding an extraordinary capital items.